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                                                                       EXHIBIT 5



                                August 28, 1996


Public Service Company of New Mexico
Alvarado Square
Albuquerque, NM  87158

         Re: Public Service Company of New Mexico Dividend Reinvestment and Stock Purchase Plan Entitled "PNM Direct Plan"

Ladies and Gentlemen:

         We have acted as counsel for Public Service Company of New Mexico, a New Mexico corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended, of 2,000,000 shares of Common Stock, $5.00 par value per share (the "Common Stock"), to be sold under the PNM Direct Plan (the "Plan") pursuant to a Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission").

         We have examined originals, or copies certified to our satisfaction, of such corporate records of the Company, certificates of public officials, certificates of officers and representatives of the Company and other documents as we have deemed necessary as a reasonable basis for the opinions hereinafter expressed. In our examination we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certifications by officers of the Company and other appropriate persons and statements contained in the Registration Statement.

         Based upon the foregoing and having regard to legal considerations which we deem relevant, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the consideration to be paid for the shares by the participants purchasing Common Stock which is purchased in the open market on behalf of the Plan by the independent agent for the Plan ("Repurchased Shares") and sold pursuant to the Plan has been paid by such participants, and (iii)
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August 28, 1996
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the Repurchased Shares have been sold pursuant to the Plan, the Repurchased
Shares will be duly authorized, legally issued, fully paid and nonassessable.

         We understand that the Company does not intend to utilize newly issued shares in connection with the Plan, and, accordingly, no approvals have been obtained by the Company for newly issued shares. The use of newly issued shares will be subject to further approvals, including Board of Directors approval and approval by the New Mexico Public Utility Commission. We do not express any opinion herein with respect to the authorization or issuance of newly issued shares.

         We do not express any opinion as to matters governed by any laws other than the laws of the State of New Mexico and the Federal laws of the United States of America.

         We hereby consent to the reference to this firm under the heading "Legal Opinions" in the Prospectus constituting a part of the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement.

                                        Very truly yours,

                                        KELEHER & McLEOD, P.A.



                                        By       /s/Charles L. Moore
                                          -----------------------------------
                                                 Charles L. Moore


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